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                     May 27, 2021

       Joseph J. Wolk
       Chief Financial Officer
       Johnson & Johnson
       One Johnson & Johnson Plaza
       New Brunswick, New Jersey 08933

                                                        Re: Johnson & Johnson
                                                            Form 10-K for the
Fiscal Year Ended December 31, 2020
                                                            Filed February 22,
2021
                                                            File No. 001-03215

       Dear Mr. Wolk:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Life Sciences